- REVISED -
Pricing Supplement No.  971      Dated  2/19/97                Rule 424(b)(3)
(To Prospectus dated April 5, 1996 and                     File No. 333-01807
Prospectus Supplement dated April 5, 1996)
                                This Pricing Supplement consists of 1 page(s)
SALOMON INC
Medium-Term Notes, Series D
(Registered Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:     $100,000,000.00
Issue Price:     100.0000000000%
Proceeds to Company on original issuance:     $99,700,000.00
Commission or Discount on original issuance:     $300,000.00
Salomon Brothers Inc's capacity on original issuance:   |X|  As agent
    If as principal                                     | |  As principal
       | |  The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price of % of Principal Amount or Face Amount.
Original Issue Date:     2/21/97
Stated Maturity:     2/21/01
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations:
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates:  Semi-annually on 3/15 and 9/15; 1st coupon on 3/15/97
    Accrue to Pay:  | | Yes  |X| No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: |X| Fixed Rate   | | Floating Rate   | | Indexed Rate
                                                                  (See Attached)
Interest Rate (Fixed Rate Notes):            6.5900000%
Initial Interest Rate (Floating Rate Notes):
Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
           | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
           | | Treasury Rate Constant Maturity    | | Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
                                              | | Other  (See Attached)
Computation of Interest:  |X| 30 over 360       | | Actual over Actual
                          | | Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:
Rate Determination Dates:
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:
Spread (+/-):
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior
    to Stated Maturity:     | | Yes (See Attached)  | | No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:  N
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:
Discount Note:   | |  Yes   |X|  No
        Total Amount of OID:
        Bond Yield to Call    :
        Bond Yield to Maturity:
        Yield to Maturity     :
Cusip:  79549QDC5